Exhibit 10(c)

EXECUTION VERSION

SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS
MIGUEL A. LOPEZ

The intent of this Separation Agreement and Release of All Claims (this “Agreement”) is to mutually and finally resolve all matters relating to your employment with and separation from Harris Corporation (“Harris”). All matters between you and Harris have been settled and you have agreed to enter into a full and binding settlement releasing Harris from any and all liability.

1.	Separation Date. Your employment with Harris will end at close of business on February 11, 2016 (your “Separation Date”).

2.
Separation Pay. As a result of your separation from Harris, you will receive a lump sum amount equal to your current annual base salary of $540,800 (the “Separation Pay”). As set forth in Section 7, you will also be entitled to a Fiscal Year 2016 Annual Incentive Plan (“AIP”) payment at target pro-rated for the portion of Fiscal 2016 prior to your Separation Date (rather than subject to Harris’ financial results and your individual performance goals against established goals). But for the application of the six-month delay under Section 409A of the Internal Revenue Code (“Section 409A”) due to your status as a Specified Employee (the “Specified Employee Requirement”), your Separation Pay would have been paid to you within sixty (60) days following your separation from service. Due to the Specified Employee Requirement, no separation pay may be paid to you during the period beginning on the date of your separation from service and ending on the date that is six months following the date of your separation from service (or if earlier, on the date of your death). Accordingly, your Separation Pay will be paid to you in a lump sum on August 12, 2016 (or if earlier, within ninety (90) days following your death) and will be subject to withholdings and deductions. You acknowledge and agree that the payment described in this Section 2 is conditional on your timely executing and delivering this Agreement to Harris and not revoking the Release of All Claims set forth herein.

3.
Benefits Coverage; Relocation Reimbursement. (a) Effective as of the close of business on the Separation Date, you will cease to be eligible for the employee benefit plans, programs and arrangements maintained by Harris in accordance with the applicable terms thereof. If you participate in the Medical, Dental, or Vision Care Plans or the Health Care Spending Accounts, you will be offered the opportunity to elect continued coverage for yourself and your qualifying dependents in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Harris will pay all premiums otherwise due under the Medical, Dental or Vision Care Plans (but not Health Care Spending Accounts) for a period of up to the shorter of (A) twelve (12) months following your Separation Date or (B) the time when you are eligible for group medical plans maintained by another employer. Following such twelve (12) month period, you may continue coverage for the remainder of the COBRA period at the full monthly cost plus a 2% administrative fee. If you do not elect COBRA within thirty (30) days of the receipt of applicable enrollment documents, your healthcare benefits and Health Care Spending Account participation will end on your Separation Date. (b) You will be reimbursed in the amount of $50,000 in respect of a partial offset of your relocation expenses.

4.
Vacation Pay Deferred Payment. You will be paid $31,760, which is the value of your deferred compensation account attributable to certain vacation and/or paid time off that was converted into non-qualified deferred compensation. But for the application of the Specified Employee Requirement, your account would have been paid to you within thirty (30) days following your Separation Date. Due to the Specified Employee Requirement, your account may not be paid to you during the period beginning on your Separation Date and ending on the date that six (6) months following your Separation Date (or if earlier, on the date of your death). Accordingly, your account will be paid to you in a lump sum on August 12, 2016 (or if earlier, within ninety (90) days following your death). The payment will be subject to applicable taxes and withholdings (FICA deductions have already been taken from this amount).

5.
Retirement Plan Participation. Benefit accruals and contributions under the Retirement Plan and Supplemental Executive Retirement Plan, including matching contributions, will end as of your Separation Date; provided however, that your deferral elections, if any, with respect to any compensation payable to you pursuant to the Fiscal Year 2016 AIP shall remain in full force and effect.

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6.	Performance Reward Plan (PRP). Under the terms of the PRP, you will not be eligible for any PRP payment in respect of Fiscal Year 2016.

7.
Annual Incentive Plan. In lieu of a pro-rated Fiscal Year 2016 AIP payout subject to Harris’ financial results and your individual performance against established goals, you will receive a Fiscal Year 2016 AIP payment of $253,800, which is equal to your pro-rated Fiscal Year 2016 AIP at target. The timing of such payment will be governed by the terms and conditions of the AIP. You acknowledge and agree that the payment described in this Section 7 is conditional on your timely executing and delivering this Agreement to Harris and not revoking the Release of All Claims set forth herein.

8.
Stock Options. The stock options you hold as of the Separation Date will be governed by the terms of the applicable Harris Equity Incentive Plan(s) and terms and conditions thereunder in effect at the time of the grant. You will have ninety (90) days from the Separation Date to exercise vested options. Options not vested as of the Separation Date will be immediately cancelled and forfeited.

9.
Performance Unit Awards. Your outstanding performance unit awards which you hold as of the Separation Date will be governed by the terms of the applicable Harris Equity Incentive Plan(s) and terms and conditions thereunder in effect at the time of grant. The performance unit awards for the Fiscal 2015-2017 and Fiscal 2016-2018 cycles granted to you will be immediately cancelled and forfeited on the Separation Date.

10.
Restricted Unit and Stock Awards. Your outstanding restricted unit award which you hold as of the Separation Date will be governed by the terms of the applicable Harris Equity Incentive Plan(s) and terms and conditions thereunder in effect at the time of the grant, it being agreed that your separation shall be treated as an involuntary separation for purposes of the restricted unit award of 12,500 units granted to you on March 3, 2014, with such award being pro-rated through your Separation Date and paid in shares as soon as administratively practicable following the Separation Date or if applicable, following the applicable six-month delay under Section 409A. The restricted stock award granted to you on June 1, 2015, will not satisfy the minimum one year vesting period and will be immediately cancelled and forfeited on the Separation Date.

11.
Outplacement Assistance. You will be eligible for a six (6) month executive outplacement program (the “Program”) administered by Right Management Associates. Participation in the Program is voluntary, but must be elected by March 11, 2016. If you do not elect to participate in the Program, you will not receive cash in lieu thereof.

12.
No Further Benefits. Unless otherwise expressly provided herein or pursuant to applicable employee compensation or benefit arrangements, you will not be entitled to any pay, compensation, severance, insurance, or employment benefits from Harris after your Separation Date. You acknowledge and agree that the payments and benefits specified under this Agreement satisfy in their entirety any and all obligations of Harris to you under your Offer Letter dated February 4, 2014, the Harris Corporation Severance Pay Plan, or any other severance program, policy or arrangement maintained by Harris or otherwise.

13.
Executive Change in Control Severance and Indemnification Agreements; Resignation from Office. You acknowledge that effective as of the Separation Date, based on this Agreement and the consideration you receive pursuant hereto, and notwithstanding any provision therein to the contrary, the Executive Change in Control Severance Agreement between you and Harris dated February 28, 2014 (the “Change in Control Severance Agreement”) and the Indemnification Agreement between you and Harris dated February 28, 2014 (the “Indemnification Agreement”) are terminated in their entirety by mutual agreement and no longer have any force or effect. Notwithstanding the foregoing, obligations of Harris under the Indemnification Agreement with respect to your activity prior to the Separation Date shall continue in accordance with Section 26 of the Indemnification Agreement. You agree that no later than the Separation Date you will resign from any offices, directorships, trusteeships, committee memberships or other positions you hold with Harris or any of its affiliates. You agree to execute any documents provided by Harris to effectuate your resignation from such offices, directorships, trusteeships, committee memberships or other positions.

14.
Releasees. For purposes of this Agreement, “Releasees” include Harris and its subsidiaries and affiliated companies and their officers, directors, shareholders, employees, agents, representatives, plans, trusts, administrators, fiduciaries, insurance companies, successors, and assigns.

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15.
Release of All Claims. You, on behalf of yourself and your personal and legal representatives, heirs, executors, successors and assigns, hereby acknowledge full and complete satisfaction of, and fully and forever waive, release, and discharge Releasees from, any and all claims, causes of action, demands, liabilities, damages, obligations, and debts (collectively referenced as “Claims”), of every kind and nature, whether known or unknown, suspected or unsuspected, that you hold as of the date you sign this Agreement, or at any time previously held, against any Releasee, arising out of any matter whatsoever (except for breach of this Agreement). This release specifically includes, but is not limited to, any and all Claims:

a.	Arising out of or in any way related to your employment with or separation from Harris, or any contract or agreement between you and Harris;

b.
Arising under or based on the Equal Pay Act of 1963 (EPA); Title VII of the Civil Rights Act of 1964 (Title VII); Section 1981 of the Civil Rights Act of 1866 (42 U.S.C. §1981); the Civil Rights Act of 1991 (42 U.S.C. §1981a); the Americans with Disabilities Act of 1990 (ADA); the Family and Medical Leave Act of 1993 (FMLA); the Genetic Information Nondiscrimination Act of 2008 (GINA); the National Labor Relations Act (NLRA); the Worker Adjustment and Retraining Notification Act of 1988 (WARN); the Uniform Services Employment and Reemployment Rights Act (USERRA); the Rehabilitation Act of 1973; the Occupational Safety and Health Act (OSHA); the Employee Retirement Income Security Act of 1974 (ERISA) (except claims for vested benefits, if any, to which you are legally entitled); the False Claims Act; Title VIII of the Corporate and Criminal Fraud and Accountability Act (18 U.S.C. §1514A) (Sarbanes-Oxley Act); the federal Whistleblower Protection Act and any state whistleblower protection statute(s); the Florida Civil Rights Act or any other fair employment practice statute(s) of any state, in each case as amended from time to time;

c.
Arising under or based on any other federal, state, county or local law, statute, ordinance, decision, order, policy or regulation prohibiting employment discrimination; providing for the payment of wages or benefits (including overtime and workers’ compensation); or otherwise creating rights or claims for employees, including, but not limited to, any and all claims alleging breach of public policy; the implied obligation of good faith and fair dealing; or any express, implied, oral or written contract, handbook, manual, policy statement or employment practice; or alleging misrepresentation; defamation; libel; slander; interference with contractual relations; intentional or negligent infliction of emotional distress; invasion of privacy; assault; battery; fraud; negligence; harassment; retaliation; or wrongful discharge; and

d.
Arising under or based on the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers Benefit Protection Act (“OWBPA”), and alleging a violation thereof by any Releasee, at any time on or prior to the date this Agreement is executed.

16.
Filing an Action Despite Release. You agree that you will not file a civil action, lawsuit or administrative proceeding against any Releasee with respect to any of the Claims released herein (this does not include claims which, by law, cannot be waived). This provision prohibits you from recovering monetary or other relief in any legal proceeding brought by you or on your behalf, but does not apply to or limit your right to initiate or participate in an EEOC or other administrative proceeding in which you do not seek personal relief. This provision also does not preclude you from bringing suit to challenge the validity or enforceability of this Agreement under the ADEA, as amended by the OWBPA.

17.
Return of Property. You agree that, no later than your Separation Date, you will return to Harris all company information and property, in whatever form, including but not limited to laptop, phone, tablets, documents, records, reports, notebooks, drawings, photographs, technical data, credit cards, keys, equipment, computer software, supplies, or other information or property containing confidential or proprietary information of Harris or its subsidiaries and affiliates, and you agree that you will not retain copies of same. You further certify that, no later than your Separation Date, you will permanently delete from your personal computers, tablets or storage devices any and all confidential or proprietary documents and/or information relating to Harris and its subsidiaries and affiliates.

18.
Confidentiality. In addition to your agreement to return company information and property to Harris, you acknowledge that, while employed by Harris, you had access to, acquired and/or assisted in the development of confidential or proprietary information, inventions, and trade secrets relating to the present and anticipated business and operations of Harris or its subsidiaries and affiliates, including without limitation: research projects; manufacturing processes; sales and marketing

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methods; business opportunities; marketing plans; sales forecasts and product plans; distributor and customer pricing information; personnel data regarding employees of Harris or its subsidiaries and affiliates, including salaries; and other information of a similar confidential nature not available to the public. You agree to keep confidential and not to disclose or use such confidential and proprietary information, inventions and trade secrets without the prior written consent of Harris or until such time as the information, inventions and trade secrets become public knowledge. You further agree not to use or disclose such confidential or proprietary information, inventions and trade secrets to solicit business directly or indirectly on behalf of any subsequent employer from any present or prospective customer(s) of Harris or its subsidiaries or affiliates. You understand that these obligations continue after you leave Harris’ employ. The provisions of this Section 18 are separate from and in addition to the confidentiality restrictions contained in the equity awards granted to you by Harris or in any other confidentiality agreement entered into between you and Harris or any subsidiary or affiliate thereof. Any breach of the above-described additional confidentiality provisions will also constitute a violation and breach of this Agreement.

19.
Standards of Business Conduct. You acknowledge that you have read and understand Harris’ Code of Conduct and that you do not have any information or knowledge as to non‑compliance with, or violation of, the policies and standards set forth therein.

20.
Non-Solicitation.  In consideration of the benefits and payments to be made to you under this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, commencing on the date hereof and continuing through February 11, 2017, you agree that you will not, directly or indirectly, individually or on behalf of any other employer or any other business, person or entity: (i) recruit, induce, solicit or attempt to recruit, induce or solicit any individual employed by Harris or any of its subsidiaries to terminate, abandon or otherwise leave or discontinue employment with Harris or any of its subsidiaries; or (ii) hire or cause or assist any individual employed by Harris or any of its subsidiaries to become employed by or provide services to any other business, person or entity whether as an employee, consultant, contactor or otherwise. You also agree that this restriction is reasonable and necessary for the protection of Harris’ legitimate business interests and that a violation of this restriction will cause irreparable harm to Harris.  The provisions of this Section 20 are separate from and in addition to any other non-solicit agreement between you and Harris or its subsidiaries or affiliates, including but not limited to: (i) your Employee Agreement, which you signed on February 4, 2014, and (ii) the terms and conditions of equity awards granted to you. Any breach of the above-described additional non-solicitation provisions will constitute a violation and breach of this Agreement.

21.
Non-Disparagement. In consideration of the benefits and payments to be made to you under this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which you hereby acknowledge, you agree that you will not criticize, disparage, defame, or otherwise attempt to impugn the character, integrity or reputation of Releasees or the products or services of Harris and its subsidiaries or affiliates (verbally, in writing or otherwise), nor will you unlawfully interfere with any of the business relationships of Harris and its subsidiaries or affiliates. The provisions of this Section 21 are separate from and in addition to any other non-disparagement agreement between you and Harris or its subsidiaries or affiliates, including but not limited to, the non-disparagement restrictions contained in the equity awards granted to you by Harris. Any breach of the above-described additional non-disparagement provisions will also constitute a violation and breach of this Agreement.

22.
Non-Competition. In consideration of the benefits and payments to be made to you under this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you agree that from your Separation Date through February 11, 2017, you shall not, directly or indirectly, as an employee, independent contractor, consultant, officer, director, principal, lender or investor engage or otherwise participate in any activities with, or provide services to, a Competitive Business, without the prior written consent of the Senior Vice President, Human Resources or other designated executive officer of Harris (which consent shall be at such officer’s discretion to give or withhold). Nothing in this section shall preclude you from owning up to 1% of the equity in any publicly traded company. For purposes of this Agreement, “Competitive Business” means any business, person or entity that is engaged, or planning or contemplating to engage within a period of twelve (12) months, in any business activity that is competitive with the business and business activities engaged in by a business unit of Harris at the Separation Date. The provisions of this Section 22 are separate from and in addition to any other non-competition agreement between you and Harris or its subsidiaries or affiliates, including but not limited to the non-competition restrictions contained in the equity awards granted to you by Harris. Any breach of the above-described additional non-competition provisions will constitute a violation and breach of this Agreement.

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23.
Customer and Potential Customer Non-Interference. In consideration of the benefits and payments to be made to you under this Agreement and for other good and valuable consideration, the receipt and sufficiency of which you hereby acknowledge, you agree that from your Separation Date through February 11, 2017, you shall not, directly or indirectly, individually or: (i) on behalf of any other employer or any other business, person or entity, entice, induce, solicit or attempt or participate in enticing, inducing or soliciting, any Customer or Potential Customer of Harris or its subsidiaries to cease or reduce or refrain from doing business with Harris or its subsidiaries; or (ii) on behalf of any Competitive Business, entice, induce, solicit, or attempt or participate in enticing, inducing or soliciting or accept or attempt or participate in accepting, business from any Customer or Potential Customer of Harris or its subsidiaries. For purposes of this Agreement: (a) “Customer” means any business, person or entity who purchased any products, goods, systems or services from Harris or its subsidiaries at any time during the preceding twenty-four months; and (b) “Potential Customer” means any business, person or entity targeted during the preceding twelve (12) months as a customer to purchase any products, goods, systems or services from Harris or its subsidiaries. The provisions of this Section 23 are separate from and in addition to any other customer non-solicit agreement between you and Harris or its subsidiaries or affiliates, including but not limited to, the customer non-solicit restrictions contained in the equity awards granted to you by Harris. Any breach of the above-described additional customer non-solicit provisions will constitute a violation and breach of this Agreement.

24.
Breach of Agreement. If you file or permit to be filed any civil action, lawsuit, or administrative proceeding against any Releasee seeking personal legal or equitable relief in connection with any matter relating to your employment with or separation from Harris, breach the restrictive covenants applicable to you under this Agreement or otherwise breach a provision of this Agreement, in addition to any other rights, remedies, or defenses Harris or the other Releasees may have, Harris may: (1) immediately terminate this Agreement, if still in effect, without further obligation or liability to you of any kind; (2) recover from you the aggregate dollar value of all pay, insurance, and other benefits provided to you following the Separation Date; and (3) recover from you all damages, costs and expenses, including reasonable attorneys’ fees and costs, incurred by Harris or the other Releasee(s) in defending such civil action, lawsuit or administrative proceeding or in connection with such breach. You further agree that any breach or threatened breach by you, intentional or otherwise, of the non-solicitation, non-competition or other provisions of this Agreement, including Sections 20, 21, 22 and 23, will entitle Harris, in addition to other available remedies, to a temporary or permanent injunction or any other appropriate degree of specific performance (without bond or security being required) in order to enjoin such breach or threatened breach.

25.
No Admission of Liability. By entering into this Agreement, Harris does not admit to, and expressly denies, any liability or wrongdoing. In addition, you acknowledge and agree that this Agreement may not be used as evidence to claim or prove any alleged wrongdoing by Harris, other than failure to comply with the terms of this Agreement.

26.	Acknowledgement of ADEA Rights. You acknowledge as follows:

a.	You are advised to consult with an attorney or other representative of your choice prior to signing this Agreement;

b.
By executing this Agreement, you waive all rights or claims, if any, that you have or may have against any Releasee under the ADEA, as amended by the OWBPA, and under any state or local laws prohibiting age discrimination;

c.	You are waiving rights and claims that you may have under the ADEA in exchange for consideration that is additional to anything of value to which you are already entitled;

d.	You are not waiving rights and claims that you may have under the ADEA that may arise after the date this Agreement is signed;

e.	You fully understand this Agreement and are signing it voluntarily and of your own free will;

f.	You received this Agreement on or prior to your Separation Date, and you have up to 45 calendar days from that date to consider whether to sign it;

g.	If you wish to sign this Agreement prior to the expiration of the 45-day period explained above, you may do so;

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h.
You have 7 calendar days following the date you sign this Agreement to revoke your release of claims under the ADEA, and your release of such claims will not become effective until the revocation period has expired without your revoking it (at which time it will become fully enforceable and irrevocable); and

i.
To revoke your release of claims under the ADEA, you must deliver to Harris (via both U.S. mail and facsimile), within the 7-day revocation period, a signed written statement that you revoke your release of claims under the ADEA. The revocation must be postmarked within the period stated above and addressed to:

Robert L. Duffy
Senior Vice President, Human Resources and Administration
Harris Corporation
1025 W NASA Blvd
Melbourne, Florida 32919
Facsimile No. 321-409-4377

If you revoke your release of claims under the ADEA, you understand that you will not be entitled to receive the separation pay and other benefits described herein.

27.
Section 409A. This Agreement will be interpreted and construed in a manner that avoids the imposition of taxes and other penalties under Section 409A (“409A Penalties”). In the event that the terms of this Agreement provide deferred compensation within the meaning of Section 409A and do not comply with such section and regulations promulgated thereunder, the parties will cooperate diligently to amend the terms of this Agreement to avoid 409A Penalties, to the extent possible. In addition, in the event that the terms of this Agreement provide deferred compensation within the meaning of Section 409A, each payment of separation pay or other amount, or provision of benefits, pursuant to this Agreement will constitute a “separately identified” amount within the meaning of Treasury Reg. §1.409A-2(b)(2). Notwithstanding the foregoing, no particular tax result with respect to any income recognized in connection with this Agreement is guaranteed, and under no circumstances will Harris be responsible for any taxes, penalties, interest or other losses or expenses incurred by you due to any failure to comply with Section 409A.

28.
Entire Understanding. This Agreement constitutes the entire agreement between you and Harris with respect to the subjects addressed herein. However, this Agreement is not intended to supersede the provisions of your Harris Employee Agreement dated February 4, 2014, a copy of which has been provided to you, or any other obligations you may have regarding confidentiality, non-disclosure, intellectual property, ownership of inventions, non-competition and/or non-solicitation pursuant to any agreement with Harris or its subsidiaries or affiliates. You acknowledge and agree that the terms of your Offer Letter dated February 4, 2014 providing for severance in the event of your termination of employment under certain circumstances is no longer in force or effect and that you have no rights to any payment of severance or any other amounts pursuant to such Offer Letter.

29.
Withholding. Notwithstanding any other provision of this Agreement, Harris may withhold from amounts payable under this Agreement all amounts that are required or authorized to be withheld, including, but not limited to, federal, state, local and foreign taxes to be withheld by applicable laws or regulations.

30.	Successors and Assigns. This Agreement will be binding in all respects upon, and will inure to the benefit of, the parties’ representatives, heirs, executors, successors, and assigns.

31.
Governing Law. The validity and interpretation of this Agreement will be governed by Florida law without giving effect to principles of conflicts of law. The parties stipulate that jurisdiction and venue will lie exclusively in Brevard County, Florida or the United States District Court for the Middle District of Florida for any action involving the validity, interpretation and enforcement of this Agreement, for any claim for breach of this Agreement, and for damages or any other relief sought under this Agreement.

32.
Severability. In the event that any provision of this Agreement is found to be partially or wholly invalid, illegal or unenforceable, the parties agree that such provision shall be modified or restricted as necessary to render it valid, legal and enforceable. It is expressly understood and agreed that such modification or restriction may be accomplished by mutual

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accord between the parties or, alternatively, by disposition of a court. The parties further agree that if such provision cannot under any circumstances be so modified or restricted, it shall be excised from this Agreement without affecting the validity, legality or enforceability of any of the remaining provisions.

33.
Preparation of Agreement. This Agreement will be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto. Regardless of which party initially drafted this Agreement, it will not be construed against any one party, and will be construed and enforced as a mutually-prepared document.

34.
Burden of Proof. Any party contesting the validity or enforceability of any term of this Agreement will be required to prove by clear and convincing evidence fraud, concealment, failure to disclose material information, unconscionability, misrepresentation, or mistake of fact or law.

35.	Counterparts. This Agreement may be executed in counterparts or by copies transmitted electronically, all of which have the same force and effect as the original.

[Signature Page Follows]

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PLEASE READ AND CAREFULLY CONSIDER THIS AGREEMENT BEFORE SIGNING IT. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING BUT NOT LIMITED TO THOSE MADE UNDER FEDERAL, STATE, AND/OR LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT, TO THE EXTENT PERMITTED BY LAW.

YOU AFFIRM AND ACKNOWLEDGE THAT, EXCEPT AS OTHERWISE PROVIDED HEREIN, HARRIS HAS PAID YOU ANY AND ALL WAGES, BONUSES, COMMISSIONS, INCENTIVES, SEVERANCE PAY, VACATION PAY AND/OR OTHER PAY OWED TO YOU AS A RESULT OF YOUR EMPLOYMENT BY HARRIS, AND YOU AGREE THAT NO SUCH FURTHER PAYMENTS OR AMOUNTS ARE OR WILL BE OWED.

Agreed to:

Employee:		Harris Corporation
/s/ Miguel Lopez		By:	/s/ Robert L. Duffy
Signature		Name:	Robert L. Duffy
		Title:	Senior Vice President
Human Resources and Administration
Miguel Lopez
Print Name		Date:	1/29/2016

Date:	1/29/2016

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